FIRST TRUST VARIABLE INSURANCE TRUST

                               12B-1 SERVICE PLAN
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      The following 12b-1 Service Plan (the "Plan") has been adopted pursuant to
Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940
Act"), by First Trust Variable Insurance Trust (the "Trust") for its series (each, a "fund" and collectively, the "funds") listed on Schedule A attached hereto. The Plan has been approved by a majority of the Trust's Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "non-interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      Class I shares of beneficial interest ("Shares") of each fund of the Trust may from time to time be offered to separate accounts (each an "Account") to fund the benefits of the variable annuity and variable life insurance contracts (each a "Contract") issued by life insurance companies writing variable annuity contracts and variable life insurance contracts (each a "Participating Insurance Company"). The Trust shall enter into participation agreements with Participating Insurance Companies concerning the sale of Shares of one or more funds to the Accounts of such Participating Insurance Companies.

SECTION 1.     SERVICE FEES.

      Each fund shall compensate First Trust Portfolios L.P. (the "Distributor") a service fee not to exceed 0.25% (1/4 of 1%) per annum of the average daily net assets of each fund, which is to be paid on a monthly basis.

      The Distributor may use the service fee to compensate Participating Insurance Companies for providing account services to Contract owners. These services include (i) establishing and maintaining accounts for Contract owners,
(ii) answering inquiries, (iii) providing other personal services to Contract owners with respect to Shares, (iv) providing information periodically to Contract owners showing their interest in the Account or subaccounts thereof that invest in the any fund of the Trust, (v) addressing inquiries of Contract owners relating to investing, exchanging or transferring, or redeeming Shares under the Contracts, which inquiries may relate to the Trust or any funds thereof, (vi) providing explanations to Contract owners regarding fund investment objectives and policies and other information about the Trust or any funds thereof, including the performance of the funds, (vii) delivering any prospectuses, statements of additional information or annual or semi-annual reports relating to the Trust to purchasers of Shares or Contracts, and (viii) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of shareholders of the Trust under which Contract owners may have voting rights and tabulating the votes of Contract owners tendering voting instructions to the Account.


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SECTION 2. EXPENSES NOT COVERED BY THE PLAN.

      First Trust Advisors L.P. may use any portion of its advisory fee to compensate the Distributor for expenses incurred in connection with the sales and distribution of a fund's Shares including, without limitation, compensation of its sales force, expenses of printing and distributing prospectuses and statements of additional information to persons other than existing owners of Shares or Contracts, expenses of preparing, printing and distributing advertising and sales literature and reports to owners of Shares or Contracts used in connection with the sale of a fund's Shares, certain other expenses associated with the distribution of Shares of the funds, and any distribution-related expenses that may be authorized from time to time by the Board of Trustees.

      All such expenses covered by the Plan shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

SECTION 3.     WRITTEN REPORTS.

      The Distributor shall furnish to the Trustees, for their review, on a quarterly basis, a written report of the monies paid by any fund under the Plan or any related agreement and the purposes therefor, and shall furnish the Trustees with such other information as the Trustees may reasonably request in connection with payments made by any fund under the Plan or any related agreement in order to enable the Trustees to make an informed determination of whether the Plan should be continued.

SECTION 4. TERMINATION.

      The Plan may be terminated at any time with respect to any fund, without penalty, by a vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of any fund on not more than sixty
(60) days' written notice. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward distribution expenses.

SECTION 5.     AMENDMENTS.

      The Plan may not be amended to increase materially the amount to be spent for servicing of fund Shares without approval by a majority of the outstanding voting securities of the fund. All material amendments to the Plan and any related agreement shall be approved by the Trustees and the non-interested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

SECTION 6. SELECTION OF INDEPENDENT TRUSTEES.

      So long as the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of those Trustees who are not interested persons of the Trust.


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SECTION 7. EFFECTIVE DATE OF PLAN.

      The Plan shall take effect as of the date hereof and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

SECTION 8.     PRESERVATION OF MATERIALS.

      The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 9. MEANINGS OF CERTAIN TERMS.

      As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

Adopted: April 18, 2012

Amended: January 22, 2014

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                                   SCHEDULE A

First Trust/Dow Jones Dividend & Income Allocation Portfolio
First Trust Multi Income Allocation Portfolio